Filed Pursuant to Rule 424(b)(3)

Registration No. 333-289982

PROSPECTUS

Jet.AI Inc.

1,956,000 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 1,956,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), by the selling stockholder identified herein (collectively, with any of such stockholder’s transferees, pledgees, assignees, distributees, donees or successors-in-interest, the “Selling Stockholder”). The shares of Common Stock being registered hereunder consist of up to 1,956,000 shares of Common Stock issuable upon partial conversion of 989 shares of Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) held by the Selling Stockholder (the “Shares”). For additional information on the Shares, see “Prospectus Summary - The Selling Stockholder Transaction.”

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the Shares. The Selling Stockholder acquired the Shares in private transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the resale of the Shares by the Selling Stockholder in this offering. All selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder, except for certain legal fees and expenses, which will be paid by us. The Selling Stockholder may sell, transfer or otherwise dispose of any or all of the Shares offered by this prospectus from time to time on The Nasdaq Stock Market LLC (“Nasdaq”) or any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. The Shares may be offered and sold or otherwise disposed of by the Selling Stockholder at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices. Refer to the section entitled “Plan of Distribution” for more information regarding how the Selling Stockholder may offer, sell, or dispose of their Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

Our Common Stock is traded on Nasdaq under the symbol “JTAI”. On September 19, 2025, the last reported sale price of our Common Stock on Nasdaq was $3.36 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Common Stock involves risks. Before buying any shares of Common Stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholder may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the Shares offered by it described in this prospectus. We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part. The prospectus supplement or post-effective amendment may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. The registration statement we filed with the SEC, of which this prospectus forms a part, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, any post-effective amendment, and any applicable prospectus supplement and the related exhibits filed with the SEC before making your investment decision. The registration statement and the exhibits can be obtained from the SEC, as indicated under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor the Selling Stockholder are making an offer to sell our Common Stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus before making an investment decision.

Industry And Market Data

Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified and cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data contained herein, and our beliefs and estimates based on such data, may not be reliable.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information you should consider before investing in our shares of Common Stock. Before deciding to invest in our shares of Common Stock, you should read this entire prospectus carefully, including the section of this prospectus entitled “Risk Factors” beginning on page 7.

As used in this prospectus, unless the context requires otherwise, the terms “Company,” “Jet.AI,” “we,” “our” and “us” refer to Jet.AI Inc. (f/k/a Oxbridge Acquisition Corp.), and its consolidated subsidiaries.

Company Overview

Our business strategy combines concepts from fractional jet and charter jet programs with innovations in artificial intelligence, also referred to herein is “AI.” Our purposeful enhancement of price discovery has the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed the Company on June 4, 2018. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken, which originally functioned as a prospecting and quoting platform to arrange private jet travel with third party carriers. Following our acquisition of HondaJets, we began selling jet cards and fractional ownership interests in our aircraft. In 2023, we launched an AI-enhanced booking app called CharterGPT. Beginning in 2023, we launched our Jet.AI Operator Platform to provide a B2B software platform for SaaS products. Currently we offer the following SaaS software to aircraft owners and operators generally:

●	Reroute AI: recycles aircraft waiting to return to base into prospective new charter bookings to destinations within specific distances; and
●	DynoFlight: enables aircraft operators to estimate aircraft emissions then purchase carbon removal credits via our DynoFlight API.

We have also established a specific version of a private jet by-the-seat booking tool for the Las Vegas Golden Knights and Cirrus Aviation via 380 Software LLC. 380 Software LLC is a by-the-seat charter joint venture between us and Cirrus Aviation.

Our strategy involves expanding our fleet of aircraft with larger aircraft capable of traveling longer distances, developing a national jet card program based on third party aircraft, further enhancing the AI functionality of Charter GPT, and expanding upon our B2B software offerings.

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Recent Events

Merger Agreement

On February 13, 2025, the Company, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with flyExclusive, Inc. (“flyExclusive”), FlyX Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of flyExclusive (“Merger Sub”), and Jet.AI SpinCo, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“SpinCo”). Pursuant to the Merger Agreement, (i) as a condition to closing on the Merger Agreement, the Company will distribute all of the shares of SpinCo, on a pro rata basis, to the Company’s stockholders (the “Distribution”), (ii) Merger Sub will merge with and into SpinCo (the “Merger” and, together with the Distribution and all other transactions contemplated under the Merger Agreement, the “Transactions”) with SpinCo surviving the Merger as a wholly owned subsidiary of flyExclusive, and (iii) as consideration for the Merger, the Company’s existing stockholders will have the right to receive shares of Class A common stock of flyExclusive. Additionally, the Company’s stockholders will continue to own and hold their existing shares of the Company’s common stock as of closing of the Merger.

In connection with executing the Merger Agreement, the Company, SpinCo, and flyExclusive entered into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) pursuant to which the Company will transfer the business, operations, services and activities of the Company’s fractional and jet card business to SpinCo (the “Separation”). Upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, the Company will consummation the Distribution. As such, the Company will no longer operate a fractional or jet card business as of consummation of the Distribution. There will be no change to the Company’s board of directors or executive officers as a result of the Merger, Separation, Distribution, or other Transactions.

After the Transactions, the Company will continue to operate and retain its software and intellectual property assets, but will cease to hold its aircraft fractional, jet card and management assets and expects to pursue additional business opportunities in the artificial intelligence (AI) sector utilizing its remaining assets to enhance those business operations and model. The Transactions are subject to stockholder approval and are expected to close during the third quarter of 2025.

The Company does not believe that the proposed Transactions will have an impact on this offering. For more information regarding flyExclusive and the proposed Transactions, please refer to the Registration Statement on Form S-4 (File No. 333-284960) filed by flyExclusive with the SEC.

Joint Venture

On June 26, 2025, the Company, entered into a Joint Venture Agreement (the “JV Agreement”) with Consensus Core Technologies Inc., a British Columbia corporation (“Consensus Core”), pursuant to which the parties agreed to enter into a joint venture to collaborate in developing data centers. The JV Agreement provided certain terms of the joint venture, including: (i) the parties would enter into a Contribution Agreement (the “Contribution Agreement”) with a joint venture limited liability company outlining the full terms of the joint venture; (ii) the joint venture limited liability company would be organized under the laws of the State of Delaware prior to any initial closing under the Contribution Agreement, which would initially be wholly owned by Consensus Core; and (iii) the joint venture limited liability company would establish separate subsidiaries for each data center project to be contributed to the joint venture.

On July 2, 2025, the Company entered into the Contribution Agreement with Consensus Core and Convergence Compute LLC, a Delaware limited liability company (“Convergence Compute”), pursuant to which Jet.AI contributed $300,000 to Convergence Compute in the first closing of the transactions contemplated by the JV Agreement. As consideration for its contribution, Jet.AI acquired a 0.5% equity interest in Convergence Compute. Upon the completion of certain data center project milestones, each of Jet.AI and Consensus Core will make additional contributions to Convergence Compute and will receive additional equity interests in Convergence Compute and its subsidiaries.

Jet.AI will contribute up to an aggregate $20 million to Convergence Compute in five tranches, which are each tied to specific project development milestones. Consensus Core will contribute 100% of the equity interests of its Midwest data center project to Convergence Compute at the second closing under the Contribution Agreement and will contribute 100% of the equity interests of its Maritime data center project to Convergence Compute at the third closing under the Contribution Agreement. In consideration for such contributions, Jet.AI and Consensus Core will each receive a 17.5% equity interest in the Midwest project upon the second closing and a 17.5% equity interest in the Maritime project upon the third closing. Jet.AI will also receive an additional 0.5% equity interest in Convergence Compute upon each additional closing, for an aggregate equity interest of up to 2.5% if all five tranches are consummated.

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The Business Combination

On August 10, 2023, Jet.AI Inc., a Delaware corporation (f/k/a Oxbridge Acquisition Corp.), consummated a “Business Combination” pursuant to the Business Combination Agreement and Plan of Reorganization, dated February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023, by and among Oxbridge Acquisition Corp. (“Oxbridge”), the merger subsidiaries identified below and Jet Token. Pursuant to the Business Combination Agreement, Oxbridge redomiciled as a Delaware corporation and was renamed Jet.AI, Inc., and promptly thereafter, (a) OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”) merged with and into Jet Token with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI Inc.; and (b) Jet Token merged with and into Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”) (each merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

The Business Combination resulted in certain securities of Oxbridge and Jet Token being converted into securities of the Company. As a result of the Business Combination and certain actions taken by the Company following the Business Combination, Jet.AI Inc. has one class of common stock, listed on Nasdaq under the ticker symbol “JTAI”.

The Selling Stockholder Transaction

General

On March 28, 2024, Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and certain other transaction documents described below with the Selling Stockholder in connection with a private placement which closed on March 29, 2024 (the “Closing Date”), which we collectively refer to as the “Selling Stockholder Transaction”.

Pursuant to the Securities Purchase Agreement, the Company agreed to issue to the Selling Stockholder (a) 150 shares of Series B Preferred Stock, which are convertible into shares of Common Stock, (b) a warrant to purchase up to 1,500 shares of Series B Preferred Stock at an exercise price of $10,000 per share (the “Warrant”), and (c) 1,111 shares of Common Stock (as adjusted to give effect to the 1-for-225 reverse stock split of the issued and outstanding Common Stock effected by the Company on November 12, 2024).

At the initial closing the Company received gross proceeds of approximately $1.5 million, net including customary placement fees and reimbursement of certain amounts payable to Maxim as placement agent and other expenses payable by the Company in connection with the Selling Stockholder Transaction. This amount excludes the proceeds from subsequent exercise of the Warrant. The Company used net proceeds received at the initial closing and subsequent exercises of the Warrant by the Selling Stockholder for working capital, capital expenditures, product development, and other general corporate purposes. The Company has not allocated specific amounts of net proceeds for any of these purposes.

Series B Preferred Stock

On March 28, 2024, we filed a Certificate of Designations of the Series B Preferred Stock with the Secretary of State of the State of Delaware, which provides for the issuance of up to 5,000 shares of Series B Preferred Stock (the “Certificate of Designations”). The Series B Preferred Stock ranks pari passu with the Company’s Series A Preferred Stock and its Series A-1 Preferred Stock and senior to all other capital stock of the Company.

Each share of Series B Preferred Stock converts into a number of shares of our Common Stock, subject to certain limitations, including a beneficial ownership limitation, which was initially set at 4.99%, but is currently set at 9.99% (calculated in accordance with the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), and which can be decreased to a beneficial ownership limitation of less than 9.99% upon written notice at the Selling Stockholder’s discretion, but may not be further increased. From time to time the Selling Stockholder may convert Series B Preferred Stock into Common Stock which it may liquidate and thereafter receive additional shares of Common Stock pursuant to subsequent conversions of its Series B Preferred Stock. Although the beneficial ownership limitation imposes a legally binding limitation on the Selling Stockholder’s beneficial ownership at any point in time, it does not prohibit the Selling Stockholder from, over time, receiving shares of Common Stock upon separate conversions of its shares of Series B Preferred Stock that, in the aggregate and over a period of time, exceed the beneficial ownership limitation.

Subject to the limitations set forth in the preceding paragraph and provided there is an effective registration statement covering the Selling Stockholder’s resale of Common Stock issuable upon conversion of the shares of Series B Preferred Stock, the shares of Series B Preferred Stock will automatically convert into shares of Common Stock on or prior to the tenth trading day after the issuance date of such shares of Series B Preferred Stock. The number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock is calculated by dividing the conversion amount per share of Series B Preferred Stock by the then conversion price. The conversion amount is equal to the stated value of the shares of Series B Preferred Stock, which is $10,000, plus any additional amounts and late charges calculated in accordance with the Certificate of Designations. The conversion price is equal to the lower of (i) $2.50, or (ii) 90% (or, in the case of a delisting, 80%) of the lowest daily volume weighted average price of our Common Stock over a period beginning on the trading day after we deliver shares of Common Stock upon such conversion to the Selling Stockholder and ending on the trading day on which the aggregate dollar trading volume of our Common Stock exceeds seven times the applicable conversion amount, subject to a five-trading day minimum period for such calculation, and subject to certain adjustments.

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If certain defined “triggering events” defined in the Certificate of Designations occur, such as a breach of the registration rights agreement entered into with the Selling Stockholder on March 29, 2024 (the “Registration Rights Agreement”), suspension of trading of the Common Stock, or our failure to convert the Series B Preferred Stock into Common Stock when a conversion right is exercised, then we may be required to redeem the Series B Preferred Stock for cash at 110% of its stated value.

The foregoing description of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations, a copy of which is filed as Exhibit 3.5 to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Other Transaction Documents and Subsequent Agreements

The Warrant exercise price was initially set at $10,000 per share of Series B Preferred Stock, subject to adjustment for certain events, such as stock splits, issuance of additional shares as a dividend or otherwise. As of the date of this prospectus, the Selling Stockholder has fully exercised the Warrant for a total of 1,500 shares of Series B Preferred Stock, resulting in gross proceeds to the Company of $15.0 million.

Pursuant to the Securities Purchase Agreement, the Company agreed to submit to its stockholders a proposal to approve the issuance of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with Nasdaq Rules at a special meeting of stockholders at the earliest practicable date after the date of the Securities Purchase Agreement, but in no event later than ninety (90) days after the Closing Date. At its annual meeting of stockholders, which took place on September 24, 2024, the Company sought stockholder approval for the potential issuance of shares of Common Stock pursuant to the Selling Stockholder Transaction in an amount that, upon issuance, could result in the issuance of shares of Common Stock in an amount in excess of 20% of the Company’s outstanding shares of Common Stock at a price less than the “minimum price” as defined by and in accordance with Nasdaq Listing Rule 5635(d). The Company’s stockholders approved such potential issuance at the annual meeting. The Securities Purchase Agreement obligates the Company to reserve no less than 200% of the maximum number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock outstanding, using an alternate conversion method. In order to meet that obligation, the Company sought stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Common Stock to 200,000,000 at its annual meeting of stockholders. The Company received such approval on September 24, 2024.

Additionally, the Company entered into the Registration Rights Agreement, which, among other things, obligated the Company to register the resale of the 1,111 shares of Common Stock (as adjusted to give effect to the 1-for-225 reverse stock split of the issued and outstanding Common Stock effected by the Company on November 12, 2024), the shares of Common Stock issuable upon conversion of the 150 shares of Series B Preferred Stock issued at the initial closing, and shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock issuable upon exercise of the Warrant. The Company was required to prepare and file a registration statement with the SEC no later than 30 days following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”) but in no event later than May 15, 2024 (the “Filing Failure”, and such deadline, the “Filing Deadline”), and to use its commercially reasonable efforts to have the registration statement and any amendment declared effective no later than the earlier of the (a) 60th calendar day following the filing of the Form 10-K (or, if such registration statement is subject to a full review by the SEC, the 100th calendar day after such filing) and (b) 2nd business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”). The Company filed a registration statement on Form S-1 pursuant to the foregoing obligation by the Filing Deadline. Because this registration statement was not declared effective by the SEC by the Effectiveness Deadline, the Company was obligated to pay to the Selling Stockholder a fee of $100,000 (the “Effectiveness Fee”). On September 3, 2024, the Company issued to the Selling Stockholder 444 shares of Common Stock (as adjusted to give effect to the 1-for-225 reverse stock split of the issued and outstanding Common Stock effected by the Company on November 12, 2024) in lieu of paying the Effectiveness Fee in cash.

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On September 24, 2024, the Company and the Selling Stockholder entered into a letter agreement (the “Letter Agreement”) that set forth certain understandings and agreements among the Company and the Selling Stockholder. Pursuant to the Letter Agreement, the Selling Stockholder agreed to refrain from taking action to protect its legal rights under the transaction documents, related to certain actions and transactions identified in the Letter Agreement that the Company had undertaken or effected prior to the date of the Letter Agreement. As consideration for the waiver, the Company agreed to a release of the Selling Stockholder and its affiliates and issued an additional 50 shares of Series B Preferred Stock to the Selling Stockholder.

On October 10, 2024, the Company and the Selling Stockholder entered into a second letter agreement (the “Second Letter Agreement”) that set forth certain understandings and agreements among the Company and the Selling Stockholder. Pursuant to the Second Letter Agreement, the Selling Stockholder agreed to refrain from taking action to protect its legal rights under the transaction documents, related to certain actions and transactions identified in the Second Letter Agreement. Such actions include the Company’s filing of an amendment to the registration statement on Form S-1 (File No. 333-281911) with the SEC and a registered direct offering. As consideration for the waiver, the Company agreed to change the Conversion Measurement Period (as defined in the Certificate of Designations) for the 200 shares of Series B Preferred Stock then held by the Selling Stockholder to begin on March 28, 2024 and to end in accordance with the Certificate of Designations.

On October 18, 2024, the Company and the Selling Stockholder entered into a third letter agreement (the “Third Letter Agreement”) that set forth certain understandings and agreements among the Company and the Selling Stockholder. Pursuant to the Third Letter Agreement, the Selling Stockholder agreed to refrain from taking action to protect its legal rights under the transaction documents, related to certain actions and transactions identified in the Third Letter Agreement. Such actions include the Company’s actions related to a transaction that may be effected utilizing the registration statement on Form S-3 (File No. 333-281578). As consideration for the waiver, the Company agreed to change the Conversion Measurement Period (as defined in the Certificate of Designations) for the first 200 shares of Series B Preferred Stock that the Selling Stockholder acquired upon exercise of the Warrant to begin on March 28, 2024 and to end in accordance with the Certificate of Designations.

The Company has also agreed to, among other things, indemnify the Selling Stockholder, its members, managers, directors, officers, partners, employees, agents, representatives and persons who control the Selling Stockholder under the registration statement from certain liabilities and pay all fees and expenses (excluding any underwriting discounts and selling commissions) incident to the Company’s obligations under the Registration Rights Agreement.

The securities issued pursuant to the Securities Purchase Agreement were not registered under the Securities Act and were offered pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated under the Securities Act.

Copies of the Securities Purchase Agreement, the Voting Agreement, the Warrant, the Registration Rights Agreement, the Letter Agreement, the Second Letter Agreement, and the Third Letter Agreement are filed as Exhibits 10.1, 10.2, 4.5, 10.3, 10.5, 10.6, and 10.7, respectively, to the registration statement of which this prospectus forms a part. The above summary of such agreements and documents does not purport to be complete and is qualified in its entirety by reference to such agreements and are incorporated herein by reference herein.

Registration Statements

Pursuant to the Registration Rights Agreement, we filed a Registration Statement on Form S-1 (File No. 333-279385), which was originally filed with the SEC on May 13, 2024, and as amended (the “First Registration Statement”), that registered the offer and resale of 133,778 shares of Common Stock (as adjusted to reflect the subsequent reverse stock split) by the Selling Stockholder and was declared effective by the SEC on July 24, 2024. On November 13, 2024, the Selling Stockholder notified the Company that it had sold all shares of Common Stock that were registered under the First Registration Statement.

Since the number of shares of Common Stock available under the First Registration Statement was insufficient to cover all of the shares of Common Stock issuable to the Selling Stockholder, we were required to file at least one additional registration statement. Accordingly, on November 13, 2024, we filed a Registration Statement on Form S-3 (File No. 333-283207) with the SEC (as amended, the “Second Registration Statement”), which registered the offer and resale of 600,000 shares of Common Stock by the Selling Stockholder and was declared effective by the SEC on December 27, 2024. On February 20, 2025, the Selling Stockholder notified the Company that it had sold all shares of Common Stock that were registered under the Second Registration Statement.

Since the number of shares of Common Stock available under the First Registration Statement and the Second Registration Statement were, in the aggregate, insufficient to cover all of the shares of Common Stock issuable to the Selling Stockholder, we were required to file at least one additional registration statement. Accordingly, on January 24, 2025, we filed a Registration Statement on Form S-3 (File No. 333-284504) with the SEC (as amended, the “Third Registration Statement”), which registered the offer and resale of 1,270,000 shares of Common Stock by the Selling Stockholder and was declared effective on April 18, 2025. In July 2025, the Selling Stockholder notified the Company that the number of shares of Common Stock registered under the Third Registration Statement would be insufficient to cover all of the shares of Common Stock issuable to the Selling Stockholder.

Since the number of shares of Common Stock available under the First Registration Statement, the Second Registration Statement, and the Third Registration Statement were, in the aggregate, insufficient to cover all of the shares of Common Stock issuable to the Selling Stockholder, we were required to file at least one additional registration statement. Accordingly, on August 6, 2025, we filed the registration statement of which this prospectus forms a part with the SEC (as amended, the “Fourth Registration Statement”), to register an additional 1,956,000 shares of Common Stock for offer and resale by the Selling Stockholder.

Conversions of Series B Preferred Stock; Warrant Exercises

Starting in October 2024, and through the date of this prospectus, the Selling Stockholder has converted in full the 150 shares of Series B Preferred Stock issued to the Selling Stockholder at the initial closing, the 50 additional shares of Series B Preferred Stock issued to the Selling Stockholder in connection with the Letter Agreement, and 511 shares of Series B Preferred Stock issued to the Selling Stockholder pursuant to partial exercises of the Warrant. Those conversions, in total, resulted in the issuance of 2,094543 shares of Common Stock (as adjusted to give effect to the 1-for-225 reverse stock split of the issued and outstanding Common Stock effected by the Company on November 12, 2024).

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On October 28, 2024 the Selling Stockholder partially exercised the Warrant, for 150 additional shares of Series B Preferred Stock, resulting in total proceeds to the Company of $1.5 million. Additionally, on November 14, 2024 the Selling Stockholder partially exercised the Warrant, for 250 additional shares of Series B Preferred Stock, resulting in total proceeds to the Company of $2.5 million and on January 23, 2025 the Selling Stockholder partially exercised the Warrant, for 250 additional shares of Series B Preferred Stock, resulting in total proceeds to the Company of $2.5 million. Finally, on February 27, 2025, the Selling Stockholder exercised the remainder of the Warrant, for 850 additional shares of Series B Preferred Stock, resulting in total proceeds to the Company of $8.5 million.

As of the date of this prospectus: (i) the Selling Stockholder has sold 93,067 shares of Common Stock pursuant to Rule 144 under the Securities Act, 133,778 shares of common stock under the First Registration Statement, 600,000 shares of Common Stock under the Second Registration Statement, and 930,000 shares of Common Stock under the Third Registration Statement; and (ii) the Selling Stockholder holds 989 shares of Series B Preferred Stock, 450 of which were transferred to Hexstone Capital, LLC, an affiliate of Ionic Ventures, LLC.

Adjustment to Beneficial Ownership Limitation

On February 14, 2025, the Selling Stockholder delivered a notice to the Company that it elected to increase the beneficial ownership limitation from 4.99% to 9.99%. The adjusted beneficial ownership limitation took effect on April 16, 2025. All issuances prior to April 16, 2025 were subject to a 4.99% beneficial ownership limitation.

Nasdaq Compliance

Our Common Stock is currently listed on Nasdaq under the symbol “JTAI”. On December 1, 2023, the Company received a notification letter (the “Initial Notice Letter”) from the Nasdaq Listing Qualifications Staff of Nasdaq notifying the Company that its amount of stockholders’ equity has fallen below the $10 million required minimum for continued listing on The Nasdaq Global Market set forth in Nasdaq Listing Rule 5450(b)(1)(A) (the “Minimum Stockholders’ Equity Requirement”). The Company’s stockholders’ deficit as of December 31, 2023 was $(3,963,039). The Initial Notice Letter also noted that as of September 30, 2023, the Company did not meet The Nasdaq Global Market alternative listing criteria for the “Market Value” standard or the “Total Assets / Total Revenues” standard. On August 14, 2024, the Nasdaq Hearings Panel granted the Company’s request to transfer the Company’s securities from The Nasdaq Global Market to The Nasdaq Capital Market effective as of the opening of trading on August 16, 2024.

On April 14, 2024, the Company received an additional notification letter from Nasdaq (the “Second Notice Letter”) stating that the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1), as the minimum bid price of the Company’s Common Stock has been below $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”). The notification of noncompliance had no immediate effect on the listing or trading of the Company’s Common Stock on Nasdaq. The Company had 180 calendar days, or until October 14, 2024, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of the Company’s Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-calendar day grace period. Although the Company did not regain compliance with the Minimum Bid Price Requirement by October 14, 2024, it was eligible for an additional 180-calendar day compliance period because it elected to transfer to The Nasdaq Capital Market. The Company’s failure to regain compliance during this period could result in delisting. The Company effected a reverse stock split of its issued and outstanding shares of Common Stock at a ratio of 225-for-1 on November 12, 2024 to, in part, cause the Company to regain compliance with the Minimum Bid Price Requirement.

On May 30, 2024, the Company received an additional notification letter from Nasdaq (the “Third Notice Letter”) stating that the Company had not regained compliance with the Minimum Stockholders’ Equity Requirement for continued listing discussed in the Initial Notice Letter, which it was required to meet by May 29, 2024 pursuant to its compliance plan. The Third Notice Letter notified the Company that, unless the Company requested an appeal hearing before the Nasdaq Hearings Panel (the “Panel”) by June 6, 2024, trading of the Company’s Common Stock would be suspended at the opening of business on June 10, 2024, and a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq (such notification, the “Delisting Notice”).

As directed in the Third Notice Letter, the Company timely requested a hearing before the Panel to appeal the Delisting Notice. The Delisting Notice had no immediate effect on the listing or trading of the Company’s Common Stock. The Company’s hearing request stayed the suspension of trading on the Company’s securities, and the Company’s securities continued to trade on Nasdaq. On August 14, 2024, in connection the implementation of the Company’s compliance plan, the Nasdaq Hearings Panel granted the Company’s request to transfer the Company’s securities from The Nasdaq Global Market to The Nasdaq Capital Market effective as of August 16, 2024. Further the Nasdaq Hearings Panel granted the Company’s request to have until November 26, 2024 to demonstrate compliance with its previously submitted plan.

On November 26, 2024, the Company received a letter from Nasdaq stating that the Company regained compliance with both the Minimum Stockholders’ Equity Requirement and the Minimum Bid Price Requirement. Pursuant to Nasdaq Listing Rule 5815(d)(4)(B), the Company will be subject to a Mandatory Panel Monitor for a period of one year from November 26, 2024. If, within that one-year monitoring period, Nasdaq finds the Company again out of compliance with the Minimum Stockholders’ Equity Requirement, which was the subject of the exception, notwithstanding Nasdaq Listing Rule 5810(c)(2), the Company would not be permitted to provide Nasdaq with a plan of compliance with respect to that deficiency and Nasdaq would not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor would the Company be afforded an applicable cure or compliance period pursuant to Nasdaq Listing Rule 5810(c)(3). Instead, Nasdaq would issue a Delist Determination Letter and the Company would have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel were unavailable. The Company would have the opportunity to respond/present to the Hearings Panel as provided by Nasdaq Listing Rule 5815(d)(4)(C). The Company’s securities could at that time delisted from Nasdaq.

Although the Company believes it will be able to maintain compliance with Nasdaq’s continued listing requirements, there can be no assurance that the Company will be able to maintain compliance with all such requirements

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THE OFFERING

Terms of the Offering	The Selling Stockholder and any of its pledgees, assignees and successors-in-interest will determine when and how it sells the Shares offered in this prospectus and may, from time to time, sell any or all of its shares covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”

Common Stock offered by Selling Stockholder	Up to 1,956,000 shares of Common Stock.

Common Stock outstanding prior to this offering	3,501,256 shares of Common Stock (as of September 19, 2025).

Common stock to be outstanding after this offering	5,457,256 shares of Common Stock, assuming the sale of all of the Shares.

Use of proceeds

We will not receive any proceeds from the sale of the Shares offered by the Selling Stockholder, except with respect to amounts received by us upon exercise of the Warrant.

We received an aggregate of approximately $15.0 million from the full exercise of the Warrant.

We expect to use proceeds from the exercises of the Warrant for general corporate and working capital purposes. The exercise price of the Warrant was $10,000 per share of Series B Preferred Stock, subject to adjustment for certain events. See “Use of Proceeds” on page 11 for additional information.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

Market for the Common Stock	Our Common Stock is traded on Nasdaq under the symbol “JTAI”.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, on file with the SEC, and those risk factors identified in reports subsequently filed with the SEC, including our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. Before you invest in our securities, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus. All of these risk factors are incorporated herein in their entirety. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus. For more information, see “Where You Can Find More Information.”

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Risks Related to This Offering

The Selling Stockholder may choose to sell the Shares at prices below the current market price of our Common Stock.

The Selling Stockholder is not restricted as to the prices at which it may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market price of the Common Stock could adversely affect the market price of our Common Stock.

Resales of our Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Common Stock to fall.

We are registering Shares issuable upon the conversion of the Series B Preferred Stock issued, or issuable, as part of the Selling Stockholder Transaction. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. The issuance of new shares of Common Stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities exercisable or convertible into Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrant, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder pursuant to this prospectus. In total, we received approximately $15.0 million in aggregate gross proceeds from cash exercises of the Warrant and we intend to use the net proceeds from cash exercises of the Warrant for working capital and general corporate purposes. The Selling Stockholder has fully exercised the Warrant for 1,500 shares of Series B Preferred Stock, resulting in additional gross proceeds to the Company of $15.0 million. Our management will have broad discretion in the application of such proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and we could spend the proceeds in ways our stockholders may not agree with or that do not yield a favorable return, if at all. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our Common Stock to decline.

You may experience future dilution as a result of issuance of certain of the securities issued in connection with this offering, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of such securities and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

As of September 19, 2025, the Company had 3,501,256 shares of Common Stock issued and outstanding. We are registering for resale in this Registration Statement up to 1,956,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock. Accordingly, our existing stockholders may experience substantial dilution as a result of the sale of shares of Common Stock pursuant to this prospectus. However, the number of shares of our Common Stock ultimately offered for resale by the Selling Stockholder under this prospectus is dependent upon the number of shares of Common Stock ultimately issued to the Selling Stockholder.

The issuance of the Shares pursuant to the Securities Purchase Agreement will cause a reduction in the percentage interests of our current stockholders in the voting power, any liquidation value, our book and market value, and in any future earnings. Additionally, the issuance or resale of our Common Stock could cause the market price of our Common Stock to decline. Further, the increase in the number of issued and outstanding shares of our Common Stock may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of parties seeking to obtain control of us. The increased number of issued and outstanding shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

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The Shares will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of our Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock. The issuance of the Shares or any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could also adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

The following table sets forth, for illustrative purposes only, the aggregate amount of our Common Stock currently issuable pursuant to the Securities Purchase Agreement at varying purchase prices and the percentage of outstanding Common Stock after giving effect to the applicable 4.99% or 9.99% beneficial ownership limitation.

Assumed Average Price Per Share		Number of Common Shares to be Issued, After Giving Effect to the 4.99% Beneficial Ownership Limitation	Percentage of Outstanding Common Stock After Giving Effect to the Issuance to the Investor, Subject to the 4.99% Beneficial Ownership Limitation (1)	Number of Common Shares to be Issued, After Giving Effect to the 9.99% Beneficial Ownership Limitation	Percentage of Outstanding Common Stock After Giving Effect to the Issuance to the Investor, Subject to the 9.99% Beneficial Ownership Limitation (2)
$2.75		183,888	4.99%	388,596	9.99%
$3.024	(3)	183,888	4.99%	388,596	9.99%
$3.25		183,888	4.99%	388,596	9.99%

(1) The denominator is based on 3,501,256 shares of our Common Stock outstanding as of September 19, 2025, adjusted to include the issuance of the number of shares of Common Stock set forth in the second column which we would have issued to the Selling Stockholder based on the applicable assumed purchase price per share and subject to the limitation on issuance pursuant to the 4.99% beneficial ownership limitation.

(2) The denominator is based on 3,501,256 shares of our Common Stock outstanding as of September 19, 2025, adjusted to include the issuance of the number of shares of Common Stock set forth in the fourth column which we would have issued to the Selling Stockholder based on the applicable assumed purchase price per share and subject to the limitation on issuance pursuant to the 9.99% beneficial ownership limitation.

(3) Represents 90% of the last reported sale price of our Common Stock on Nasdaq on September 19, 2025, which was $3.36 per share.

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In addition, in order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share. In addition, the exercise price of the Warrant for the Warrant Shares may be lesser or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our stock incentive programs. In addition, the issuance of the Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Neither we nor the Selling Stockholder have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholder have authorized any other party to provide you with information concerning us or this offering of Shares, and such recipients should not rely on this information.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, regarding the proposed the Company’s future financial performance and the Company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project,” “strive,” “might,” “possible,” “potential,” “predict” or the negative of such terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. The Company cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company.

In addition, the Company cautions you that the forward-looking statements regarding the Company, which are included in this prospectus, are subject to the following factors:

●	Jet.AI’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Jet.AI to grow and manage growth profitably;

●	the ability to maintain the listing of the Company’s securities on Nasdaq;

●	our public securities’ potential liquidity and trading;

●	our ability to raise financing in the future;

●	Jet.AI’s success in retaining or recruiting, or changes in, its officers, key employees or directors;

●	the impact of the regulatory environment and complexities with compliance related to such environment, including compliance with restrictions imposed by federal law on ownership of U.S. airlines;

●	actors relating to the business, operations and financial performance of Jet.AI (or any of its subsidiaries);

●	changes in applicable laws or regulations;

●	the risk that Jet.AI may fail to effectively build scalable and robust processes to manage the growth of its business;

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●	the risk that demand for Jet.AI’s products and services may decline;

●	high levels of competition faced by Jet.AI with numerous market participants having greater financial resources and operating experience than Jet.AI;

●	the possibility that Jet.AI’s business may be adversely affected by changes in government regulations;

●	the possibility that Jet.AI may not be able to grow its client base;

●	the failure to attract and retain highly qualified personnel;

●	the inability to finance aircraft or generate sufficient funds;

●	the possibility that Jet.AI may not have enough capital and may be required to raise additional capital;

●	data security breaches, cyber-attacks or other network outages;

●	the volatility of the prices of blockchain currencies that the Company accepts as payment;

●	our reliance on third parties;

●	our inability to adequately protect our intellectual property interests or infringement on intellectual property interests of others;

●	the possibility that Jet.AI may be adversely affected by other economic, business or competitive factors; and

●	other factors detailed in the section entitled “Risk Factors.”

Should one or more of the risks or uncertainties described in this prospectus and in any document incorporated by reference in this prospectus materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to the Selling Stockholder to resell the Shares. We will not receive any proceeds from the resale of any Shares offered by this prospectus by the Selling Stockholder.

The Selling Stockholder will pay all incremental selling expenses relating to the sale of the Shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

In total, we received approximately $15.0 million of aggregate gross proceeds from the full exercise of the Warrant. The Selling Stockholder has fully exercised the Warrant for 1,500 shares of Series B Preferred Stock, resulting in gross proceeds to the Company of $15.0 million. We intend to use the proceeds from the full exercise of the Warrant for cash for general corporate and working capital purposes.

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SELLING STOCKHOLDER

The Selling Stockholder listed in the table below may from time to time offer and sell any or all of the Shares set forth below pursuant to this prospectus. When we refer to the Selling Stockholder in this prospectus, we refer to the entity listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Stockholder’s interest in the Shares after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Stockholder concerning the Shares that may be offered from time to time by the Selling Stockholder pursuant to this prospectus. The Selling Stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of their Shares or other Company securities after the date on which they provided us with information regarding such securities. Moreover, the Shares identified below include only the Shares being registered for resale and may not incorporate all shares of Common Stock or other securities of the Company deemed to be beneficially held by the Selling Stockholder. Any changed or new information given to us by the Selling Stockholder, including regarding the identity of, and the securities held by, the Selling Stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. The Selling Stockholder may sell all, some or none of the Shares in this offering. See “Plan of Distribution.”

Other than as described below or elsewhere in this prospectus, the Selling Stockholder does not have any material relationship with us or any of our predecessors or affiliates.

The number of shares of Common Stock beneficially owned by the Selling Stockholder is determined under rules promulgated by the SEC. Beneficial ownership assumes the conversion of all shares of Series B Preferred Stock held by the Selling Stockholder.

Name and address of Selling Stockholder	Number of Shares Owned Prior to the Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering (1)	Percent of Shares Owned After Offering (1)

Ionic Ventures, LLC (2)(3)	156,000	156,000	—	—
Hexstone Capital, LLC (4)(5)	205,959	1,800,000	—	—

(1)	Assumes that all shares of Common Stock issuable upon conversions of the Series B Preferred Stock held by the Selling Stockholder are issued, irrespective of the beneficial ownership limitation provision in the Certificate of Designations, and the Selling Stockholder will sell all of the Shares offered by it under this prospectus.

(2)	Total shares owned includes and assumes up to 156,000 shares of Common Stock issuable within 60 days upon partial conversion of 539 shares of Series B Preferred Stock that the Selling Stockholder currently holds, however, such conversion is currently subject to the 9.99% beneficial ownership limitation provision in the Certificate of Designations, which limits the number of shares of Series B Preferred Stock that may be converted into shares of Common Stock by the Selling Stockholder. The principal business address for the Selling Stockholder is 3053 Fillmore St, Suite 256, San Francisco, CA 94123.

(3)	Keith Coulston and Brendan O’Neil, each as managers of Ionic Management, LLC, the manager of Ionic Ventures, LLC, have shared power to vote and/or dispose of the Shares beneficially owned by Ionic Ventures, LLC. Mr. Coulston and Mr. O’Neil each disclaim beneficial ownership of the Company’s securities reported herein except to the extent of their pecuniary interest therein.

(4)	Total shares owned includes and assumes up to 1,800,000 shares of Common Stock issuable within 60 days upon partial conversion of 450 shares of Series B Preferred Stock that the Selling Stockholder currently holds, however, such conversion is currently subject to the 9.99% beneficial ownership limitation provision in the Certificate of Designations, which limits the number of shares of Series B Preferred Stock that may be converted into shares of Common Stock by the Selling Stockholder. The principal business address for the Selling Stockholder is 3053 Fillmore St, Suite 303, San Francisco, CA 94123.

(5)	Brendan O’Neil, is the manager of Hexstone Management, LLC, the manager of Hexstone Capital, LLC, has power to vote and/or dispose of the Shares beneficially owned by Hexstone Capital, LLC. Mr. O’Neil disclaims beneficial ownership of the Company’s securities reported herein except to the extent of their pecuniary interest therein.

PLAN OF DISTRIBUTION

The Selling Stockholder, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling Shares or interests in Shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares covered hereby on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling the Shares, unless it is contractually bound not to:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of Shares at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of the Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholder may also sell Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Compliance with the Exchange Act, including Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 001-40725. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) on or after the date of this prospectus but before the completion or termination of this offering:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 26, 2025;

●	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

●	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on August 14, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on February 20, 2025, May 6, 2025, July 2, 2025, and July 30, 2025 (in each case, excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K); and

●	The description of the Company’s capital stock set forth in our Registration Statement on Form S-1/A, filed with the SEC on October 15, 2024, in the section entitled “Description of Capital Stock.”

Upon written or oral request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Jet.AI Inc.

Attn: Corporate Secretary

10845 Griffith Peak Dr.

Suite 200

Las Vegas, NV 89135

(702) 747-4000

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This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Dykema Gossett PLLC.

EXPERTS

The consolidated financial statements of Jet.AI as of December 31, 2024 and December 31, 2023 included in this prospectus have been audited by Hacker Johnson & Smith P.A., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, which includes an explanatory paragraph as to Jet.AI’s ability to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of the Shares being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. The registration statement and other public filings can be obtained from the SEC’s internet site at www.sec.gov.

As a public company, we are required to file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and other information (including any amendments) with the SEC. You can find the Company’s SEC filings at the SEC’s website at http://www.sec.gov.

Our Internet address is www.jet.ai. Information contained on our website is not part of this prospectus. Our SEC filings (including any amendments) will be made available free of charge on www.sec.gov, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

15

Prospectus

Up to 1,956,000 Shares of Common Stock

September 23, 2025